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                                                                   EXHIBIT 3.1.1

                                AMENDMENT ONE TO
                          THE COMPANY'S THIRD RESTATED
                          CERTIFICATE OF INCORPORATION

               AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION


         The first paragraph of Section 1 of Article IV - Capital shall be amended to read as follows:

              The total number of shares of capital stock which the Company shall have the authority to issue is 107,225,000, consisting of
              (i) 80,000,000 shares of Voting Common Stock, par value $0.0001 per share (the "Voting Common Stock"); (ii) 7,125,000 shares of Non-voting common Stock, par value $0.0001 per share (the "Non-Voting Common Stock"); (iii) 20,000,000 shares of Class C Common Stock, par value $0.0001 per share (the "Class C Common Stock" and, collectively with the Voting Common Stock, and the Non-Voting Common Stock, the "Common Stock"); and (iv) 100,000 shares of Preferred Stock, par value $0.0001 per share.